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                                                                   Exhibit 99.1

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997 filed by NL Industries, Inc. (File No. 1-640)

             Reference is made to NL's 1996 Annual Report and NL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 for descriptions of certain previously-reported legal proceedings.

             Gould Inc. v. NL Industries, Inc. ("Gould Superfund Site"), (No. 91-1091). In May 1997 the U.S. EPA issued an Amended Record of Decision ("ARD") for the Gould Superfund Site soils operable unit. The ARD requires construction of an onsite containment facility estimated to cost between $10.5 million and $12 million, including capital costs and operating and maintenance costs.

             German, et al v. Federal Home Mortgage Loan Corp., et al. (No. 93 Civ. 6941). In May 1997 plaintiffs moved for class certification and defendants moved for summary judgment. In June 1997 the Court stayed all further activity in the case pending reconsideration of its 1995 decision permitting filing of the complaint against the manufacturer defendants and joinder of the new complaint with the pre-existing complaint against New York City and other landlords.

             NL Industries, Inc. v. Commercial Union, et al. (No. 90-2124).
In June 1997 NL reached a settlement in principle with its insurers regarding allocation of defense costs in the lead pigment cases in which reimbursement of defense costs had been sought.

             Parker v. NL Industries, et al. (No. 97085060 CC915). In June 1997 plaintiffs moved to remand to state court and NL answered the complaint denying liability. Trial is scheduled to begin in July 1998.

             Ritchie v. NL Industries, et al. (No. 5:96-CV-166). In July 1997 defendants filed a second notice of removal to federal court.

             The City of New York, et al. v. Lead Industries Association, Inc., et al. (No. 89-4617). In July 1997 the trial court's denials of defendants' two summary judgment motions on the fraud claim were affirmed by the Appellate Division.